 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267864

PROSPECTUS SUPPLEMENT NO. 7
(to prospectus dated December 23, 2022)

Up to 22,900,000 Ordinary Shares issuable upon the exercise
of warrants
Up to 62,151,365 Ordinary Shares and 5,650,000 Warrants to
purchase Ordinary Shares offered by Selling Securityholders
of

TH International Limited

This prospectus supplement updates, amends and supplements the prospectus dated December 23, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-267864), with the information contained in the Current Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “THCH” and “THCHW,” respectively. On May 30, 2023, the closing price of our ordinary shares on Nasdaq was $2.99 per share, and the closing price of our warrants on Nasdaq was $0.67 per warrant.

Neither the SEC nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in such securities under “Risk Factors” beginning on page 39 of the Prospectus.

The date of this prospectus supplement is May 31, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

For the month of May 2023

Commission File Number: 001-41516

TH International Limited

2501 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003

+86-021-6136-6616

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F  ☒    Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TH International Limited

Date: May 31, 2023	/s/ Yongchen Lu
Yongchen Lu
Chief Executive Officer